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                                                                    EXHIBIT 5(b)
Proskauer Rose LLP


                                                ALAN P. PARNES
                                              Member of the Firm

                                            Direct Dial 212.969.3820
                                             aparnes@proskauer.com



                                        May 5, 2003


Overseas Shipholding Group, Inc.
511 Fifth Avenue
New York, NY 10017

Dear Sirs:

     We have acted as counsel to Overseas Shipholding Group, Inc., a Delaware corporation ("OSG"), in connection with the proposed offer to exchange 8.25% Notes of OSG due March 15, 2013 for outstanding 8.25% Notes of OSG due March 15, 2013 (the "Exchange"). In that connection, we have reviewed the section entitled "Tax Considerations - United States Federal Income Tax Consequences" contained in the Registration Statement on Form S-4 (the "Registration Statement") of OSG as filed with the Securities and Exchange Commission (the "Commission") on the date hereof. It is our opinion that such section of the Registration Statement is an accurate general discussion, under currently applicable law, of the principal Federal income tax consequences of the Exchange.

     We hereby consent to the filing with the Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement in the section entitled "Tax Considerations - United States Federal Income Tax Consequences." In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                Very truly yours,

                              /s/ Proskauer Rose LLP
JIE-8645